Liberator Medical Holdings, Inc. Appoints Two New Members to Board of Directors

Company Expands Number of Board Members From Three to Five

STUART, FL -- (Marketwired) -- 10/31/14 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH)today announced that its Board of Directors has appointed two new members, Ruben Jose King-Shaw, Jr., and Philip M. Sprinkle. The appointments increase the number of Liberator's directors from three to five.

"Phil and Ruben bring tremendous healthcare experience and leadership to our Board of Directors," said Mark Libratore, the Company's President and Chief Executive Officer, and Chairman of the Board. "I am confident that they will make great contributions to our Board and our management team as we continue to build value for our shareholders."

"We believe that in today's healthcare environment it is an important benefit to all of us at Liberator to be able to get advice from a Board comprised of experienced business and professional leaders," Mr. Libratore noted. "We are excited to be able to add Ruben and Phil to our team."

About Ruben Jose King-Shaw, Jr.

Ruben Jose King-Shaw, Jr., is a Managing Partner and Chief Investment Officer at Mansa Capital, LLC, a healthcare private equity investment firm based in Boston, Massachusetts. Mansa Capital specializes in early growth stage companies in the healthcare service and healthcare information technology sectors. Ruben sits on the Board of Directors of many of the firm's portfolio investments. He remains active in public service and was appointed to the Obama Administration's Medicare's Program Advisory and Oversight Commission, which was charged with reforming how the Medicare program procures specific products and services using value-based strategies and establishing foundations for President Obama's healthcare reform programs. Ruben has been a member of the Cornell University Board of Trustees since 2011 and has been a Trustee of the University of Massachusetts since 2005. He has extensive experience in healthcare policy, economics and finance, and served as Chief Operating Officer and Deputy Administrator of the Centers for Medicare and Medicaid Services from 2001 through 2003. Prior to his service in the federal government, in 1998 Ruben was appointed by Governor Jeb Bush as Secretary of the Florida Agency for Healthcare Administration, which is responsible for Florida's Medicaid programs, health quality assurance, facility licensure and managed care regulation activities.

About Philip Sprinkle

Philip Sprinkle is a partner in the Atlanta office and chairs the health law practice group of the Balch and Bingham LLP, law firm. Having been in private practice since 1981, Phil is licensed in Georgia, Virginia and Florida and is one of the few certified health lawyers in the State of Florida. He is a frequent lecturer and writer on health care and corporate matters, including taxable and tax-exempt financing, medical staff matters, and academic medicine. His speaking engagements have included nationally recognized entities such as the American Bar Association, the American Health Lawyers Association, the Georgetown Corporate Counsel Institute, and numerous state organizations such as Health Care Financial Management chapters in Virginia and Florida and the Health Lawyers Division of the Virginia State Bar. Phil is an adjunct professor of law at the University of Miami, where he teaches healthcare finance and regulation. He graduated with honors from the University of Virginia College of Arts & Sciences in 1978 and the University of Virginia School of Law in 1981.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

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Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Contact:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Robert J. Davis

Liberator Medical Holdings, Inc.

772-463-3737

bdavis@liberatormedical.com

www.liberatormedical.com

Source: Liberator Medical Holdings, Inc.

Released October 31, 2014